Federal Trust Corporation Announces First Quarter Earnings 2007

SANFORD, Fla., May 1 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman of the Board and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced earnings today for the quarter ending March 31, 2007. Net earnings were $160,000, down 86% from the $1,151,000 in earnings for the first quarter of 2006. On a per share basis, first quarter earnings were $.02 per basic and diluted share, compared to $.14 per basic and $.13 per fully diluted shares for the first quarter of 2006. The decrease in earnings for 2007 is primarily attributable to expenses associated with the branch expansion, key additions to the residential and commercial lending staff, and the negative affect on earnings as a result of the margin compression from the inverted yield curve and the increase in non-performing loans.

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At March 31, 2007, Federal Trust's total assets were $707 million, a decrease of $37 million, or 5% from March 31, 2006. Shareholders' equity at the end of the first quarter of 2007 was $54.7 million, up 21% from the first quarter of 2006. The book value per share was $5.85 at March 31, 2007, compared to $5.45 at the end of March 2006.

"Over the past few months, our efforts were spent on putting the necessary parts in place to maximize the value of our franchise, including hiring of key management and support personnel, making adjustments to our organizational structure and increasing the effectiveness of our products, services and delivery systems. Product and cross-sale training was initiated to ensure that all levels of the Company are ready to operate within our new sales culture. Everyone within the Company has been challenged and empowered to contribute to the successful completion of our business strategy of developing a value- driven community bank," stated Chairman Suskiewich.

He went on to say, "As you can imagine, additional fine tuning will have to be done in the second quarter as we continue with the execution of our plans. Fiscal results during this period will continue to be impacted as we approach the third quarter, which is when we expect to unveil a new comprehensive marketing program to enhance our ability to build banking relationships in our market."

Chairman Suskiewich continued by saying, "While we are excited about our first quarter progress, it has also been very challenging with the increase in non-performing assets, coupled with the continued margin compression from the inverted yield curve, and the increase in operating expenses associated with our franchise development. We have reviewed our loan portfolio, and are aggressively pursuing resolution of our non-performing assets. The increase in non-performing assets during the first quarter of 2007 was primarily in two large loans, one commercial and one residential. Both of these loans are real estate related, well secured and we expect a full recovery of interest and principle."

"With regard to the rest of the commercial portfolio, knowing that we are in a softer real estate market, we have taken an aggressive monitoring posture and are staying in contact with borrowers, and at March 31, 2007, there were no other commercial loan delinquencies. Concerning our residential loan portfolio, while we are seeing some higher than usual delinquencies, we believe that the portfolio is sound, and as mentioned in prior correspondence, we have not made sub-prime, negative amortizing or payment option ARM loans," concluded Chairman Suskiewich.

Federal Trust Corporation's common stock is traded on the American Stock Exchange under the symbol "FDT." At April 30, 2007, the closing price was $9.65 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $705 million federally-chartered, FDIC-insured savings bank and Federal Trust Mortgage Company, both of which are headquartered in Sanford, Florida. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company's Executive and Administrative Offices are located in Sanford, Florida.

The following information is in thousands except per share data.

	At Quarter End
	March 31,	March 31,	%
	2007	2006	Change

Total assets	$707,299	$744,726	-5%

Investment securities	61,870	50,552	22%
Loans	593,833	645,090	-8%
Deposits	474,498	489,760	-3%
Shareholders' equity	54,652	45,150	21%
Book value per share	$5.85	$5.45	7%
Non-performing assets	18,812	3,953	376%
Allowance for loan
loss	5,248	4,637	13%
Allowance for loan
loss as a percent
of total loans,
net of LIP	0.88%	0.72%	23%

	Three Months Ended
	March 31,	March 31,	%
	2007	2006	Change

Interest income	$10,719	$10,653	1%
Interest expense	7,495	6,439	16%
Net interest
income	3,224	4,214	-23%
Provision for loan
losses	150	139	8%
Non-interest income	476	649	-27%
Non-interest expenses	3,439	2,992	15%
Provision for income
taxes	-49	581	-108%
Net earnings	160	1,151	-86%

Earnings per share-
basic	$.02	$.14	-86%
Earnings per share-
fully diluted	$.02	$.13	-85%
Average common shares
Outstanding - basic	9,342	8,444	11%
Average common shares
Outstanding - diluted	9,440	8,614	10%
Return on average
assets	0.09%	0.63%	-86%
Return on average
equity	1.17%	10.22%	-89%
Net interest margin	1.94%	2.48%	-22%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trusts website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833
SOURCE Federal Trust Corporation  -0-        05/01/2007
/CONTACT: For more information, Marcia Zdanys, Corporate Secretary-
Investor Relations of Federal Trust Corporation, +1-407-323-1833/
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